UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

THE WENDY’S COMPANY

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE WENDY’S COMPANY

ONE DAVE THOMAS BOULEVARD

DUBLIN, OHIO 43017

SUPPLEMENT #1 TO PROXY STATEMENT

For

THE 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 21, 2025

This supplement, dated May 5, 2025, clarifies the definitive proxy statement (the “Proxy Statement”) of The Wendy’s Company (the “Company”) filed with the Securities and Exchange Commission on April 3, 2025, relating to the Company’s Annual Meeting of Stockholders to be held on May 21, 2025.

The Company is providing the following supplemental information concerning the one-time new-hire award granted to Kirk Tanner, the Company’s President and Chief Executive Officer, in connection with his appointment to lead the Company in February 2024 and should be read in conjuction with the Proxy Statement.

Make-Whole Equity Award to Mr. Tanner

As described on pages 43 and 44 of the Proxy Statement, early in 2024, the Company completed a transition of the Chief Executive Officer role, with the Board of Directors (the “Board”) appointing Mr. Tanner as the Company’s new President and Chief Executive Officer. The Company believes that Mr. Tanner provides a strong leadership foundation to foster the next stage of the Company’s continued growth and achievement of our strategic goals, building on the strong growth in sales, earnings and new restaurant counts achieved under the Company’s prior leadership.

As described on page 44 of the Proxy Statement, in connection with his appointment, the Company granted Mr. Tanner a one-time new-hire equity award intended to replace the compensation he would forfeit upon resignation from his prior employer with a grant date fair value of $9.0 million in February 2024. Two-thirds of the award ($6.0 million) was comprised of restricted stock units that vest in substantially equal installments on each of the first three anniversaries of the grant date and one-third of the award ($3.0 million) was comprised of performance share units that vest solely on the basis of three-year relative total stockholder return targets.

The grant date fair value of the one-time new-hire award was intended to match the estimated value provided to the Compensation and Human Capital Committee of the Board of the compensation (including annual and long-term cash and equity awards) that Mr. Tanner would forfeit by leaving his prior employer, one of the largest and most successful global food and beverage companies, on the Board’s desired timeline. Therefore, the grant date fair value of the one-time new-hire award did not include any value on top of the projection of value that Mr. Tanner would be forfeiting. To ensure alignment with the interests of the Company’s stockholders, the one-time new-hire award was granted 100% in equity (despite cash compensation forfeited from his prior employer) and structured to decline in value if stockholder return targets are not achieved.

Stockholder Support

We take the views of our stockholders seriously. We believe the principles of our executive compensation program are strongly supported by our stockholders, as evidenced by the fact that our stockholders have approved our “Say-on-Pay” votes with over 95% support for the past eight years.

In light of the rationale described in the Proxy Statement, and the additional information set forth in this supplement, Wendy’s Board reiterates its original recommendation to vote FOR Proposal 3 – the Advisory Resolution to Approve Executive Compensation.